Exhibit 10.11
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 1, 2010 (the “Effective Date”) by and between CPEX Pharmaceuticals, Inc., a Delaware corporation (the “Employer” or “CPEX”), and Nils Bergenhem (the “Employee”).
RECITALS
     The Employer desires to employ the Employee, and the Employee desires to be employed by the Employer, all upon the terms and provisions and subject to the conditions set forth in this Agreement.
WITNESSETH
     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to be legally bound as follows:
1. Employment. The Employer hereby agrees to employ the Employee, and the Employee hereby accepts such employment, as Chief Scientific Officer and Vice President of the Employer, upon the terms and subject to the conditions set forth in this Agreement. The Employee shall perform such functions as are consistent with these positions under the supervision of the Chief Executive Officer of the Employer. The Employee shall, without any compensation in addition to that which is specifically provided in this Agreement, serve in such further offices or positions with Employer or any subsidiary or affiliate of Employer (collectively, the “Employer Group”) as shall from time to time be reasonably requested by the Chief Executive Officer of Employer.
2. Term. Subject to the termination provisions hereinafter contained, the term of this Agreement shall be for an initial term commencing on the Effective Date and terminating on December 31, 2010. This Agreement shall thereafter be automatically renewed for successive one (1) year terms, unless the Employee’s employment with the Employer has been terminated, as hereinafter provided, or unless either party shall have given the other party notice at least one year before the then applicable date of expiration that this Agreement will terminate as of its then applicable date of expiration. The initial term of this Agreement, and any extension thereof pursuant to this paragraph, are referred to as the “Term”.
3. Compensation, Reimbursement, Etc.
a.	Base Salary. The Employer shall pay to the Employee as compensation for all services rendered by the Employee a base salary of $18,750.00 per month (the “Monthly Base Salary”), payable in accordance with the Employer’s regular payroll practices, plus annual bonuses on a calendar year basis as determined by the Compensation Committee of the Employer’s Board of Directors (the “Compensation Committee”), subject to Sections 3(d) and 3(e). If an increase in Monthly Base Salary is determined for a calendar year after January 1 and before May 31 of that year, the increase shall be retroactive to the beginning of that year. Annual review of the Employee’s Monthly Base Salary will be on a calendar year basis, and the results of such review will be provided to the Employee no later than May of the following year.
b.	Expense Reimbursement. The Employer shall reimburse the Employee on a semi-monthly basis for all reasonable expenses incurred by the Employee in the performance of his duties under this Agreement; provided however, that the Employee shall have previously furnished to the Employer an itemized account, satisfactory to the Employer, in substantiation of such expenditures.

c.	Benefits. The Employee shall be entitled to health and other benefits on the same terms and conditions as the Employer has made available to other senior executives of Employer, including without limitation participation in the Employer’s health plans. If the Employee elects not to participate in the Employer’s health plans, Employee shall be entitled to reimbursement for the premiums paid for an alternate plan in amounts not to exceed the premiums that would have been paid on behalf of the Employee for Employer’s health plan. The Employer agrees to maintain life insurance and disability coverage on the Employee in an amount equivalent to 24 times Monthly Base Salary, which insurance will be payable to the Employee’s estate or beneficiaries (as the Employee may designate) upon the Employee’s death or to the Employee in the event of disability as provided in Section 7(b) hereof.

d.	Bonuses. The Employee shall be eligible for a bonus each year of the Term equal to up to 40% of twelve (12) times his Monthly Base Salary, prorated for the first year of employment, payable in cash, common stock and/or other equity awards, and the amount of any such bonus to be paid for any year shall be determined by the Compensation Committee in its sole discretion. Such annual bonus will be awarded for each year as soon as practicable after March 15, but in no event later than June 30, of the following year.

e.	Equity Awards and Initial Bonus
i.	Upon the Effective Date, CPEX will grant the Employee initial awards of 17,500 nonstatutory stock options and 5,840 restricted stock units under the Employer’s Amended and Restated 2008 Equity Incentive Plan (the “Equity Plan”). These equity awards shall vest one third each year over a three year period from the initial grant date.

ii.	The Company will provide an initial bonus of $30,000 in cash, payable to the Employee upon start of his employment.

iii.	So long as the Employee continues to be employed as an executive officer of the Employer, the Employee will be eligible for periodic equity awards (“Equity Awards”) under the Employer’s Equity Plan or another plan as determined by the Compensation Committee. All Equity Awards shall be subject to substantially the same terms and conditions (and, if more than one type of award is granted, in the same proportions) as the annual equity awards made generally to the other executive officers of the Employer, as determined in good faith by the Compensation Committee, which awards shall be made on the same date as when annual equity awards are made generally to the other executive officers of the Employer.
f.	Annual Review. The Employee shall be reviewed on an annual (calendar year) basis.
4. Duties. The Employee will be engaged as Chief Scientific Officer and Vice President of the Employer. In addition, the Employee shall have such other duties and hold such offices as may from time to time be reasonably assigned to him by the Chief Executive Officer of the Employer.
5. Extent of Services. During the Term, the Employee shall devote his full time, energy and attention to the benefit and business of the Employer and its affiliates and shall not be employed by another entity, either directly or as a consultant to or in any other capacity, except as approved in advance by the Employer’s Board of Directors; provided, however, that no such approval shall be required to serve as a director, officer or trustee of any trade association or of any civic or charitable organization so long as such service does not significantly interfere with the Employee’s performance of his duties at the Employer.
6. Vacation. The Employee may take a maximum of four weeks of paid vacation each calendar year, at times to be determined in a manner most convenient to the business of the Employer, as approved by the Chief Executive Officer. A maximum of one week of unused vacation may be carried over from one calendar year to the next.
7. Termination Following Death or Incapacity.
a.	Death. All rights of the Employee under this Agreement shall terminate upon death (other than rights accrued prior thereto). All Equity Awards shall be exercisable for a period of twelve (12) months from death, in accordance with the Plan. The Employer shall pay to the estate of the Employee any unpaid salary and other benefits due, as well as reimbursable expenses accrued and owing to the Employee at the time of his death and any term-life insurance benefit provided in accordance with Section 3(c) above.

b.	Disability.
i.	During any period of disability, illness or incapacity during the Term which renders the Employee at least temporarily unable to perform the services required under this Agreement, the Employee shall receive his salary payable under Section 3 of this Agreement, less any benefits received by him under any insurance carried by or provided by the Employer; provided however, all rights of the Employee under this

Agreement (other than rights already accrued) shall terminate as provided below upon the Employee’s permanent disability (as defined below).
ii.	The term “permanent disability” as used in this Agreement shall mean the inability of the Employee, as determined by the Board of Directors of the Employer, by reason of physical or mental disability to perform the duties required of him under this Agreement after a period of: (a) 120 consecutive days of such disability; or (b) disability for at least six months during any twelve month period. Upon such determination, the Board of Directors may terminate the Employee’s employment under this Agreement upon ten (10) days prior written notice. In the event of permanent disability all Equity Awards shall vest, and be exercisable for a period of time, in accordance with their respective terms and the terms of the Plan.

iii.	If any determination of the Board of Directors with respect to permanent disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians. The Employee and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two physicians. If the physicians appointed by the parties have not agreed upon the third physician within fifteen (15) days, either party may petition the New Hampshire Medical Society to appoint a third physician. The Employee agrees to make himself available for and to submit to reasonable examinations by such physicians as may be directed by the Employer. Failure to submit to any such exam shall constitute a material breach of this Agreement. In the event such a panel is convened, the party whose position is not sustained will bear all the associated costs.
8. Other Terminations.
a.	Without Cause.
i.	Either the Employee or the Employer may terminate the Employee’s employment hereunder at any time upon written notice.

ii.	If the Employee gives written notice pursuant to paragraph (i) above, the Employer shall have the right to either (a) relieve the Employee, in whole or in part, of his duties under this Agreement or (b) to accelerate the date of termination of employment to coincide with the date on which the written notice is received.

iii.	Notwithstanding any provisions hereof to the contrary, the Employer may terminate Employee’s employment hereunder without cause at any time. If the Employer terminates the Employee’s Employment pursuant to the provisions of this Section 8(a), it shall pay to the Employee as a severance benefit, in cash, an amount equal to (a) twelve months of the Employee’s Monthly Base Salary plus (b) the higher of the bonus target for the current year or the bonus paid for the prior year, which amount shall be due and payable in a lump sum within not more than ten (10) days after such termination or such later date on which the revocation period for the separation agreement contemplated by Section 18 expires provided, however, that this obligation shall terminate if the separation agreement has not been delivered and the revocation period has not expired within sixty 60 days after such termination. Additionally, the vesting of Equity Awards shall be accelerated on a pro rata basis determined by the number of completed months of service during the then current annual vesting period, the vested portions of such Equity Awards shall be exercisable for the period of time indicated in the terms of the Equity Award, and all other vesting of Equity Awards shall cease unless otherwise determined by the Compensation Committee.
b.	For Cause.
i.	The Employer may terminate the Employee’s employment hereunder without notice (a) upon the Employee’s breach of any material provision of this Agreement, or (b) for other “good cause” (as defined below).

ii.	The term “good cause” as used in this Agreement shall mean: (a) any breach by Employee of any of Employee’s fiduciary duties to Employer or material obligations under this Agreement (other than as a result of incapacity due to physical or mental illness), in each case if such breach is not cured within ten (10) days after written notice thereof to Employee by Employer, (b) conviction of a felony or a crime involving moral turpitude or other commission of any act or omission of Employee involving, fraud, embezzlement, theft, substance abuse or sexual misconduct with respect to the Employer or any of its subsidiaries or any of their employees, vendors, suppliers or customers, (c) Employee’s substantial neglect of duties provided that such act of neglect is not cured within ten (10) days after written notice thereof to Employee by Employer, (d) the Employee’s willful, knowing or deliberate misappropriation of funds or assets of Employer or one of its subsidiaries for personal use, or (e) the Employee’s willful, knowing or deliberate misconduct in the performance of Employee’s duties.

iii.	If the Employee’s employment is terminated pursuant to Section 8(b), the Employer shall pay to the Employee any unpaid salary and other benefits and reimbursable expenses accrued and owing to the Employee in accordance with law, but in any event within not more than ten (10) days after such termination. Such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the employee hereunder. The Employee shall be entitled to no further benefits under this Agreement other than extension of health benefits as required by law, at the Employee’s expense. All Equity Awards shall cease vesting in accordance with the terms thereof and the Plan.
c.	Whenever the Employee’s employment is terminated under this Agreement, the Employee shall immediately resign, in a signed writing in such form as the Employer may reasonably request, from all offices and any other positions he shall hold with the Employer or any parent corporation and any subsidiaries or divisions of the Employer or any such parent corporation. If Employee fails to deliver any such resignation immediately, Employee may be removed from any such office or position without further cause.
9. Termination of Employment Upon Change in Control.
a.	For purposes hereof, a “Change in Control” shall be deemed to have occurred if:
i.	there has occurred a “change in control” as such term is used in Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as in effect as of the date hereof (hereinafter referred to as the “1934 Act”);

ii.	if there has occurred a change in “control” as the term “control” is defined in Rule 12b-2 promulgated under the 1934 Act;

iii.	when any person (as such term is defined in Section 3(a)(9) and 13(d)(3) of the 1934 Act, a “Person”), during the Term, becomes a beneficial owner, directly or indirectly, of securities of the Employer representing 20% or more of the Employer’s then outstanding securities having the right to vote on the election of directors if such person did not have 20% or more of the Employer’s then outstanding securities at the commencement of the Term; or if a Person having more than 20% of the Employer’s then outstanding securities increases his or its holdings by more than 15% of the Employer’s then outstanding securities during the Term;

iv.	if the stockholders of the Employer approve a plan of complete liquidation or dissolution of the Employer, or a merger or consolidation (a) in which the voting securities of the Employer outstanding immediately prior thereto do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50.1% of the combined voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation or (b) in which no Person acquires 30% or more of the combined voting power of the Employer’s then outstanding securities; or

v.	if during any period of twenty-four (24) consecutive months (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Employer to effect a transaction described in paragraphs i, ii or iii of this section 9(a)) whose election by the Board or nomination for election by the stockholders of the Employer was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved by the stockholders, cease for any reason to constitute a majority thereof; provided, however, in no event shall any mere action (other than sales or purchases of the Employer’s outstanding securities) by Michael McGovern and the Employer be deemed to be a Change in Control.
b.	The Employee may terminate his employment at any time within 12 months after a Change in Control if during such 12-month period any of the following events has occurred:
i.	A material diminution of the Employee’s authority, duties, or responsibilities;

ii.	a material breach of Employer’s obligations pursuant to this Agreement;

iii.	the Employer requires Employee to move Employee’s primary place of employment to a location more than 30 miles from Employer’s primary place of business before the Change in Control (other than temporary relocation or business travel in the ordinary course); or

iv.	a material diminution in the Employee’s Monthly Base Salary without the prior written consent of the Employee;
provided that in the case of clause i. through iv. such event or condition continues uncured for 30 days after Employee gives Employer notice of such event or condition within 90 days of its initial existence.
An election by the Employee to terminate his employment following a Change in Control for any of the reasons set forth above shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of this Agreement or any of the Employer’s employee benefit plans and arrangements. The Employee’s continued employment with the Employer for any period of time during the Term of this Agreement after a Change in Control shall not be considered a waiver of any right he may have to terminate his employment to the extent permitted under this Section 9(b).

If the Employer terminates the Employee without cause pursuant to Section 8(a) hereof within twelve (12) months after a Change in Control has occurred, such termination shall be deemed an election by the Employee to terminate his employment pursuant to this Section 9(b) and Employee shall have the right to the compensation set forth in Section 9(c) instead of the compensation set forth in Section 8(a). In addition, in the event of such termination, the Employee shall continue to have the obligations provided for in Sections 11 and 12 hereof.
c.	If the Employee’s employment with the Employer is terminated under Section 9(b) hereof,
i.	the Employee shall be paid in a lump sum, in cash, within thirty (30) days after termination of employment or such later date on which the revocation period for the separation agreement contemplated by Section 18 expires, severance pay in an amount equal to two (2) times (A) the average of his aggregate annual compensation paid by his current Employer during the two prior calendar years (including base salary and bonuses, if any) or (B) if he has not been so employed for two full prior calendar years, twelve (12) times his Monthly Base Salary immediately before the Change in Control plus the greater of (X) his most recent bonus, if any, paid by his current Employer before the Change in Control and (Y) his target bonus most recently determined by his current Employer before the Change in Control; provided, however, that the obligation under this clause (i) shall terminate if such separation agreement has not been delivered within sixty (60) days after such termination;.

ii.	all stock options and other Equity Awards under the Plan held by the Employee immediately prior to the effective date of the Change in Control shall immediately vest and become fully exercisable for the period of time indicated in the terms of the option or other Equity Award;

iii.	health benefits as provided in Section 3(c) shall continue for up to two years from the date of termination, including reimbursement of COBRA payments, or New Hampshire State Continuation of Benefits payments, as applicable, to the extent no longer covered under the Employer’s plans; provided, however, that any such reimbursements under this clause (iv) shall be made within 10 business days of payment by the Employee and such benefits will be subject to mitigation to the extent of comparable benefits at a new job; and

iv.	life insurance benefits may be continued for up to two years from the date of termination at the option of the Employee and at the Employer’s expense;
The lump sum severance payment described in clause (i) of this Section 9(c) is hereinafter referred to as the “Termination Compensation.” The amount of the Termination Compensation shall be determined, at the expense of the Employer, by its regular outside certified public accountants. Upon payment of the Termination Compensation and any other accrued compensation, this Agreement shall terminate (except for the Employee’s obligations pursuant to Sections 10, 11, 12, 13 and 14 hereof and the continuing obligations to provide the benefits set forth in clauses (ii) — (iv) of this Section 9(c) in accordance with the terms thereof) and be of no further force or effect.
d.	After a Change in Control has occurred, the Employer shall honor the Employee’s exercise of the Employee’s outstanding stock options and any other Equity Awards in accordance with the terms thereof and this Employment Agreement. After a Change in Control has occurred and the Employee’s employment is terminated as a result thereof, the Employee (or his designated beneficiary or personal representative(s) shall also receive, except to the extent already paid pursuant to Section 9(c)(i) hereof or otherwise, the sums the Employee would otherwise have received (whether under this Agreement, by law or otherwise) by reason of termination of employment as if a Change in Control had not occurred.

e.	The Employee shall not be required to mitigate the payment of the Termination Compensation or other benefits or payments by seeking other employment. To the extent that the Employee shall, after the Term of this Agreement, receive compensation from any other employment, the payment of Termination Compensation or other benefits or payments shall not be adjusted (except as set forth in Section 9(c)(iii)).

f.	Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit hereunder (including, without limitation, any severance benefit) would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payment or benefit that the Employee would otherwise be entitled to during the first six months following the date of the Employee’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months and one day after the date of the Employee’s termination of employment (or if such date does not fall on a business day of the Employer, the next following business day of the Employer), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. The preceding sentence shall apply only to the extent required to avoid the Employee’s incurrence of any additional tax or interest under Section 409A of the Code or the regulations or Treasury guidance promulgated thereunder.
10. Disclosure, Proprietary Rights. The Employee agrees that during the Term of his employment by the Employer, he will disclose only to the Employer all ideas, methods, plans, formulas, processes, trade secrets, developments, or improvements known by him which relate directly or indirectly to the business of the Employer, including any lines of business, acquired by the Employee during his employment by the Employer; provided, that nothing in this Section 10 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure, including but not limited to trade secrets of third parties. For purposes of the Agreement, the term “the business of the Employer” shall include, without limitation, the following: the design, development, obtaining regulatory approval, production, manufacturing, marketing, and licensing of prescription and non-prescription drugs, medical devices, and methods for the diagnosis, evaluation, treatment or correction of any disease, injury, illness or other medical or health condition and such other lines of business as the Employer shall engage in during the Term hereof. The parties further agree that any inventions, formulas, trade secrets, ideas, or secret processes which shall arise from any disclosure made by the Employee pursuant to this paragraph, whether or not patentable, shall be and remain the sole property of the Employer.
11. Confidentiality. As a condition to Employee’s employment by the Employer, Employee shall execute and deliver to the Employer the Employer’s Confidentiality Agreement in the form attached hereto as Exhibit A (the “Employee Agreement”), which sets forth, among other things, Employee’s obligations with respect to the Employer’s confidential and proprietary information.
12. Non-Competition. During the Employee’s employment with the Company, and for a period of one year following the termination or cessation of the Employee’s employment for any reason, the Employee covenants that he will not engage, directly or indirectly, alone or in conjunction with others, as an agent, employee, investor, director, shareholder or partner in any business which provides products, information and/or services to the public which are competitive with those provided by the Employer Group; provided, however, that the ownership by the Employee of 5% or less of the issued and outstanding shares of any class of securities which is traded on a national securities exchange or, in the over the counter market shall not constitute a breach of the provisions of this section. During the Employee’s employment with the Company and for a period of one year following the termination or cessation of the Employee’s employment for any reason, the Employee will not on his own behalf or on behalf of any other business enterprise, directly or indirectly, solicit or induce any creditor, customer, client, supplier, officer, employee or agent of the Employer Group to sever his/her or its relationship with or leave the employ of the Employer Group.
13. Conflict of Interest and Other Policies. The Employee shall devote his full time, energy and attention to the benefit and business of the employer and its affiliates and shall not be employed by another entity, except as permitted in Section 5. It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 10, 11, 12, 13 and 14 are essential elements of this Agreement, and that but for the agreement of the Employee to comply with such covenants, the Employer would not have entered into this Agreement. Notwithstanding anything to the contrary in this Agreement, the terms and provisions of Sections 11, 12, 13 and 14 of this Agreement, together with any definitions used in such terms and provisions, shall survive the termination or expiration of this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants. The Employee shall be subject to the Employer’s policies applicable to its executives generally.

14. Specific Performance. The Employee agrees that damages at law will be insufficient remedy to the Employer if the employee violates the terms of Sections 10, 11, 12 or 13 of this Agreement and that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive or other equitable relief shall be in addition to any other rights or remedies available to the Employer, and the Employee agrees that he will not raise and hereby waives any objection or defense that there is an adequate remedy at law.
15. Compliance with Other Agreements. The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligation hereunder will not conflict with, result in the breach of any provision of, terminate, or constitute a default under any agreement to which the Employee is or may be bound.
16. Waiver of Breach. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.
17. D&O Insurance; Indemnification. The Employer hereby agrees to maintain in full force and effect for the duration of this Agreement, Director’s and Officer’s Liability Insurance of at least $5,000,000 and to indemnify and hold harmless the Employee to the full extent permitted by law, for acts performed by him in carrying out his duties and responsibilities in accordance with this Agreement.
18. Release. In the event of the termination of the Employee’s employment with the Employer, the Employee shall execute a release that is substantially in the form attached hereto as Exhibit B (the “Release”) or that is the standard form of release that the Employer is using for these purposes at the time of such termination. If the Employee declines or refuses to execute the Release at such time, the Employer shall have no obligation to make any future payments to the Employee which would otherwise be owed to the Employee under the terms of this Agreement, and the Employer may delay any such future payment until after expiration of the period during which the Employee may revoke the Release in accordance with its terms.
19. Binding Effect, Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold or assigned or hypothecated. Whenever in this Agreement reference is made to any party, such reference shall be deemed to include the successors, assigns, heirs, and legal representatives of such party, and without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of the Employee in this Agreement shall inure to the benefit of the successors and assigns of the Employer; provided, however, that nothing herein shall be deemed to authorize or permit the Employee to assign any of his rights or obligations under this Agreement to any other person (whether or not a family member or other affiliate of the Employee, other than as specifically provided in this Agreement), and the Employee covenants and agrees that he shall not make any such assignments.

20. Modification, Amendment, Etc. Each and every modification and amendment of this Agreement shall be in writing and signed by all of the parties hereto, and each and every waiver of, or consent to any departure from, any representation, warranty, covenant or other term or provision of this Agreement shall be in writing and signed by each affected party hereto.
21. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested, to the Employer, at its executive offices as set forth in its filings with the Securities and Exchange Commission and, to the Employee, at his address as set forth on the current employment records of the Employer.
22. Severability. It is agreed by the Employer and Employee that if any portion of the provisions set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, then that portion of such covenants shall be considered divisible both as to time and geographical area. The Employer and Employee agree that if any court of competent jurisdiction determines the specific time period or the specified geographical area applicable to this Agreement to be unreasonable, arbitrary or against public policy, then a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Employee. The Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer.
23. Entire Agreement. This Agreement contains the entire agreement between the Employer and the Employee and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof.
24. Headings. The headings contained in this agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.
25. Governing Law; Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of New Hampshire. Any action brought pursuant to this Agreement or in relation to its breach may be heard by any court of competent jurisdiction having jurisdiction thereof. The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in New Hampshire for any lawsuit filed arising from or relating to this Agreement and expressly waive any and all objections to venue, including, without limitation, the inconvenience of such forum.
26. Counterparts. This Agreement may be executed in two counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one or more of the parties hereto, but all of which when taken together, shall constitute a single agreement binding upon all of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

Employer: CPEX PHARMACEUTICALS, INC.	Employee:

/s/ John A. Sedor	/s/ Nils Bergenhem

By: John A. Sedor	Nils Bergenhem, individually
Title: Chief Executive Officer

Exhibit A
Employee Name (printed): Nils Bergenhem
CPEX PHARMACEUTICALS, INC.
EMPLOYEE CONFIDENTIALITY AGREEMENT
     Effective as of February 1, 2010, the undersigned having an address at 90 Brainerd Road, Boston, MA 02134 enters into this Agreement with CPEX Pharmaceuticals, Inc., (“CPEX”), a Delaware corporation with principal offices and facilities in Exeter, New Hampshire.
     Since CPEX is engaged in a highly competitive and rapidly evolving business of developing and marketing pharmaceuticals, and owns or controls technological and marketing information in various fields, which information is of commercial value throughout the world; and,
     Since CPEX has expended and intends to continue to expend significant time, effort and financial resources to develop the business practices, technology and products which are necessary to the continued success of CPEX’s business, and the information relative to this development is considered by CPEX and acknowledged by the undersigned, to be confidential and trade secret information which is proprietary to CPEX; and,
     Since I will be employed by CPEX, I will have access to CPEX’s confidential and trade secret information, the unauthorized disclosure of which to a competitor of CPEX could cause serious and irreparable financial and business damage to CPEX.
     THEREFORE, in consideration of my employment with CPEX, I hereby agree with CPEX as follows:
     1. Property of CPEX. All ideas, discoveries and inventions, whether patentable or not, which I make or conceive during my employment by CPEX which relate to the business of CPEX, or to work or investigations done for CPEX, shall be the sole and exclusive property of CPEX and I will promptly and fully disclose such to CPEX.
     2. Records. In order that CPEX may protect such property, I will make adequate written records of such ideas, discoveries and inventions, which records shall be CPEX’s property; and both during and after termination of my employment by CPEX, I will sign all papers and render any other proper assistance necessary for CPEX to obtain, maintain and enforce patents thereon throughout the world.
     3. Nondisclosure. During my employment with CPEX and thereafter, I will not, and I will not cause, suffer or permit any family member or other of my affiliates to, directly or indirectly, under any circumstances, (i) use, disclose to others or publish any “confidential information”, as defined below unless CPEX specifically instructs or authorizes me in writing to do so; (ii) act or fail to act so as to reveal any confidential information or otherwise impair the confidentiality of any confidential information; (iii) use any know-how, customer list or other confidential information other than at the direction and for the benefit of CPEX; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use.
“Confidential information” of CPEX shall, for purposes of this Agreement, include but not be limited to such ideas, discoveries and inventions, and any other information and data, of CPEX, or used by CPEX in its business, as are (i) not readily available to the public without any publication directly or indirectly in violation of this Agreement or any similar obligation of confidentiality and (ii) and:
(a)	are of a technical nature such as, but not limited to, methods, know-how, formula, drawings, operations, procedures, reports, systems inventions, processes, discoveries, computer programs, software, software documentation, technologies and similar items;

(b)	are of a business nature such as, but not limited to, information about sales or lists of customers, prices, costs, purchasing, profits, markets, product capabilities assets, business, creditors, employees, financial condition or affairs and suppliers; or

(c)	pertain to future developments such as, but not limited to, research and development, new or improved products, business ventures, and marketing and merchandising plans and ideas.
     4. Removal of Materials. I will not remove or cause to be removed from CPEX’s premises, for purposes other than the work or investigations I do for CPEX, any material whatsoever belonging to CPEX, including material created, discovered or developed by me and belonging to CPEX, unless CPEX in writing specifically instructs or authorizes me to do so.
     5. Disclosure of Other Information. I understand that CPEX will not require nor expect me to disclose to CPEX, or to use at or for CPEX, any secret or confidential information that I obtained from any of my former employers which is not then publicly available, and I agree not to use at or for CPEX any such secret or confidential information.
     6. Warranty. I warrant that I have not previously assumed any obligations inconsistent with those of this Agreement.
     7. Duties Upon Termination. Upon termination of my employment with CPEX, I agree to turn over to CPEX all copies of data, information and knowledge, including without limitation all drawings, photographs, graphs, tables, charts, documents, correspondence, specifications, notebooks, reports, sketches, formula, computer programs, software, software documentation, sales data, business manuals, price lists, customer lists, samples, and all other materials and copies therefore including product and other embodiments relating in any way to the business of CPEX, made fully or in part, or obtained by me during the course of my employment, whether confidential information or not, which are in my possession or control.

     8. Exclusions. Notwithstanding anything contained herein, my obligations hereunder shall not apply to any information which I can demonstrate by documentary evidence:
(a)	was rightfully known to me prior to disclosure to me by CPEX or its predecessor in interest to such information.

(b)	is or becomes generally available to the public other than as a result of disclosure by me, members of my family or other of my affiliates,

(c)	becomes available to me on a nonconfidential basis from a source other than CPEX, which has a right to disclose such information.
     9. Disclosure by Law. In the event that I become legally compelled to disclose any confidential information, I will provide CPEX with prompt notice so that CPEX may seek a protective order or other appropriate remedy or waive compliance with the provisions of the Agreement. In the event that such protective order or other remedy is not obtained, or that CPEX waives compliance with the provisions of this Agreement, I shall furnish only that portion of such confidential information that is legally required to be disclosed.
     10. No License or Right to Use. Except as is expressly set forth in this Agreement, I shall have no right to examine, hold, use, access or disclose the confidential information in any manner. Nothing herein shall be deemed to create a license of such confidential information to me.
     11. Remedies. I agree that any breach or threatened breach of any of the provisions of this paragraph cannot be remedied solely by the recovery of damages and CPEX shall be entitled to any other remedies available at law or in equity for any such breach or threatened breach, including injunctive relief, specific performance or such other relief as CPEX may request to enjoin or otherwise restrain any act prohibited hereby, as well as the recovery of all costs and expenses, including attorney’s fees, incurred. I will not raise and hereby waive any objection or defense that there is an adequate remedy at law.
     12. Severability. If any condition herein or the application of such condition shall be invalid and unenforceable, the remainder of this Agreement shall not be affected and each remaining condition hereof shall be valid and enforced to the fullest extent permitted by law.
     13. Parties. This Agreement shall be binding on and for the benefit of CPEX, its successors and assigns. This Agreement may not be assigned by me and any purported assignment shall be void. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.
     14. Law. Any claim or action arising out of this Agreement shall be decided in Rockingham County, New Hampshire. This Agreement shall be construed under the laws of the State of New Hampshire, without regard to the conflict of law provisions thereof.

Witness:	Employee:

Signature	Signature

Nils Bergenhem

Witness Name Printed	Employee Name Printed

Date	Date

Agreed and accepted:
CPEX PHARMACEUTICALS, INC.

By:

Name:

Title:

Exhibit B
GENERAL RELEASE
     Except with respect to any rights, obligations or duties arising out of the Employment Agreement dated as of February 1, 2010, and in consideration of certain payments and other provisions for the benefit of the undersigned set forth in such agreement, and other valuable consideration, the sufficiency of which the undersigned hereby acknowledges, the undersigned, on behalf of himself, his executors, heirs, administrators, agents, attorneys, beneficiaries and assigns (hereinafter referred to collectively as “Employee”) hereby releases and discharges CPEX Pharmaceuticals, Inc., on behalf of itself, its predecessors, successors, parents, subsidiaries, related and affiliated companies (hereinafter referred to collectively as the “Company”) and its officers, directors, partners, stockholders, trustees, attorneys, insurers, representatives, agents and employees (hereinafter referred to collectively, the “Releasees”), of and from any and all complaints, charges, lawsuits or claims for relief of any kind by Employee that he now has or ever had against the Releasees, or any one of them, whether known or unknown, arising out of any matter or thing that has happened before the signing of this General Release, including but not limited to claims arising under common law, claims for breach of contract and in tort, and claims arising under federal and state labor law and employment laws and laws prohibiting discrimination on the basis of age, sex, race, national origin, disability or other protected characteristic, and specifically including any claims under the Age Discrimination in Employment Act of 1967, as amended. The laws referred to in the preceding sentence include but are not limited to Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, and the New Hampshire Law Against Discrimination, all as amended to the date of this General Release. It is further expressly agreed and understood by Employee that the release contained herein is a GENERAL RELEASE. Nothing in this General Release shall be construed to preclude Employee from participating or cooperating in any investigation or proceeding conducted by a state or federal Fair Employment Practices Agency. However, in the event that a charge or complaint is filed against the Releasees, or any one of them, with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Releasees by any administrative agency, Employee expressly waives and shall not accept any award or damages therefrom.
     Time to Consider Agreement. Employee acknowledges that he has been advised to consult with an attorney and has had ample time to consult with an attorney of his choice, and has been given a period of at least twenty-one days within which to consider whether to sign this General Release. Employee may sign this General Release prior to the end of this twenty-one day period, provided that Employee does this knowingly and voluntarily.
     Revocation. It is agreed that for a period of seven days following the execution of this General Release, which period shall end at 5:00 p.m. on the seventh day following the date of execution by Employee, Employee may revoke this General Release. This General Release will not become effective until this revocation period has expired. This seven-day revocation period cannot be shortened by agreement of the parties or by any other means.

EMPLOYEE ACKNOWLEDGES AND RECITES THAT:
(a)	Employee has executed this General Release knowingly and voluntarily;

(b)	Employee has read and understands this General Release in its entirety;

(c)	Employee has been advised and directed orally and in writing (and this subsection (c) constitutes such written direction) to seek legal counsel and any other advice the Employee wishes with respect to the terms of this General Release before executing it; and

(d)	Employee’s execution of this General Release has not been forced by any employee or agent of the Company and Employee has had an opportunity to negotiate about the terms of this General Release.
     PLEASE READ THIS GENERAL RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	Nils Bergenhem